PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (the "Agreement"), is made and entered into as of September 30, 1997, by and between TIG Insurance Company, a corporation organized under the laws of the State of California (the "Seller"), and Nationwide Mutual Insurance Company, a mutual insurance company organized under the laws of the State of Ohio ("Purchaser" and, together with Seller, the "Parties"). Certain capitalized terms used herein are defined in Section 1 hereof.

                                   WITNESSETH

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of TIG Countrywide Insurance Company, a corporation organized under the laws of the State of California ("Target");

     WHEREAS, Seller, among other things, conducts a business which markets personal automobile and homeowners' insurance through Independent Agents (the "Business"); and

     WHEREAS, on the terms and subject to the conditions contained in this Agreement, Purchaser desires to purchase, and Seller desires to sell, all of the issued and outstanding shares of capital stock of Target and the Business and certain assets of the Seller and its Subsidiaries relating to the Business, and the Purchaser desires to assume, and the Seller desires to transfer, the Assumed Liabilities.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, do hereby represent, warrant, covenant and agree as follows:

     Section 1. Definitions.
     -----------------------

     "Acquired Assets" means all right, title, and interest in and to the assets of Seller listed in Exhibit A hereto, provided, however, that the Acquired Assets shall not include (i) any of the rights of Seller or any of its Affiliates under this Agreement (or under any collateral agreement between Seller or any of its Affiliates on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement) or (ii) any rights in and with respect to the assets associated with its Employee Benefit Plans or other assets not specifically listed in Exhibit A or described herein.

     "Adverse Consequences" means all claims, damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Affiliated  Group" means any  affiliated  group within the meaning of Code
Section 1504 (a) or any similar group defined under a similar provision of state law.

     "Assumed Liabilities" means all debts, obligations and other Liabilities of Seller or its Affiliates under, or arising out of the agreements, contracts, leases, licenses, and other arrangements referred to in the definitions of Acquired Assets and Business through and including the time of Closing; provided, however, that the Assumed Liabilities shall not include (i) any Liability of Seller for the unpaid Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise, except to the extent required by law, (ii) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) any liability or obligation of Seller under this Agreement (or under any collateral agreement between Seller or any of its Affiliates on the one hand and Purchaser on the other hand entered into on or after the date of this Agreement) or (iv) any liabilities of Seller for payment of any accrued but not taken vacation and any accrued salaries, wages and bonuses with respect to the Personal Lines Employees as of the close of business on the Closing Date.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

     "Business" has the meaning set forth in the recitals of this Agreement.

     "California Insurance Department" has the meaning set forth in Section 6(d) below.

     "Closing" has the meaning set forth in Section 3 below.

     "Closing Balance Sheet" has the meaning set forth in Section 4(i) below.

     "Closing Date" has the meaning set forth in Section 3 below.

     "Closing Date Total Surplus" means the pro forma total surplus of Target as of the Closing Date, calculated on a basis consistent with the Latest Balance Sheet and giving effect to the transactions contemplated by the Target Quota Share Reinsurance Agreement, the Seller Quota Share Reinsurance Agreement and the Loss Portfolio Transfer Agreement.

     "Closing Financial Data" has the meaning set forth in Section 4(i) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Controlled  Group of  Corporations"  has the  meaning set forth in Section
      1563 of the Code.

     "Disclosure Schedule" has the meaning set forth in Section 6 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental Damages" means all claims, judgments, losses, penalties, fines, liabilities, encumbrances, liens, costs and reasonable expenses of investigation, defense or good faith settlement resulting from violations of Environmental Laws, and including, without limitation: (i) damages for personal injury and injury to property or natural resources; (ii) reasonable fees and disbursements of attorneys, consultants, contractors, experts and laboratories; and (iii) costs of any cleanup, removal, response, abatement, containment, closure, restoration or monitoring work required by any Environmental Law.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, together with all other laws (including rules, regulations and codes of federal, state and local governments, and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means an entity which, together with Target, would be treated as a single employer under Section 414 of the Code.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3 (21).

     "Hazardous Materials" include substances (i) which are or become defined as a "hazardous waste," "hazardous substance," or "pollutant or contaminant" under any Environmental Laws; or (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (iii) which contain petroleum hydrocarbons, polychlorinated biphenyls, asbestos, asbestos containing materials or urea formaldehyde.

     "Indemnified Party" has the meaning set forth in Section 16(b) below.

     "Indemnifying Party" has the meaning set forth in Section 16(b) below.

     "Independent Agent" means those persons, firms or corporations listed on Exhibit B.

     "Knowledge of Seller" or words of similar import, means the actual knowledge of William Huff, Michael Casey, Louis Paglia, Harry Cotter, Richard Gibson, Mark Jorgensen, David Rowlands, Jr., Ranelle Smith or Wilson Wheeler.

     "Latest Balance Sheet" has the meaning set forth in Section 7(b) below.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "Licenses" has the meaning set forth in Section 6(h) below.

     "LossPortfolio   Transfer   Agreement"  means  the  reinsurance   agreement
described in Section 14(e) below.

     "Material Adverse Effect" means any material adverse effect on the business, financial condition, results of operations or properties of the Target and the Business, considered as a whole.

     "Material Agreement" has the meaning set forth in Section 7(k).

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Neutral Auditors" has the meaning set forth in Section 4(iv) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past practice and custom.

     "Parties" has the meaning set forth in the preface of this Agreement.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Personal Lines Employees" means all of the employees of Seller who as of the date of this Agreement performed services for the Business and who are named in Exhibit C hereto (which Exhibit also sets forth the title, bonus paid (if any), years of service and current rate of compensation for each such employee), except any such employees who, prior to the Closing Date, become qualified for long-term disability benefits under Seller's long-term disability plan, or any such employees who are on short-term disability and who the Seller reasonably determines, not later than December 1, 1997, are likely to become qualified for long-term disability benefits.

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and
Section 4975 of the Code.

     "Purchase Price" has the meaning set forth in Section 2 below.

     "Purchaser" has the meaning set forth in the recitals of this Agreement.

     "Purchaser Disclosure Schedule" has the meaning set forth in Section 8 below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Reserves" has the meaning set forth in Section 6(m) below.

     "Resolution Period" has the meaning set forth in Section 4(iii) below.

     "Restricted Business" has the meaning set forth in Section 12(b) below.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Seller Quota Share Reinsurance Agreement" means the reinsurance contract between Target and Seller referred to in Section 13(e) below.

     "Statements" has the meaning set forth in Section 6(d) below.

     "Straddle Period" shall mean any taxable period that includes (but does not end on) the Closing Date.

     "Straddle Tax Return" shall mean any Tax Return required to be filed by Target covering a taxable period commencing prior to the Closing Date and ending after the Closing Date.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Target" has the meaning set forth in the preface above.

     "Target Quota Share Reinsurance Agreement" means the reinsurance contract between Target, Seller and certain Affiliates of Seller referred to in Section 12(d) below.

     "Tax" means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "TIG Holdings" means TIG Holdings, Inc., a Delaware corporation.

     "Third Party Claim" has the meaning set forth in Section 16(b) below.

     "Unresolved Changes" has the meaning set forth in Section 4(iv) of this Agreement.

     Section 2. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as such term is defined below),
(i) Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase, accept and acquire from Seller, 12,500 shares of common stock, par value of $270 per share, of Target (the "Shares"), which Shares shall constitute all of the issued and outstanding capital stock of Target, and (ii) Purchaser shall pay to Seller $65 million plus Closing Date Total Surplus (which may be negative) in cash by wire transfer in immediately available funds (the "Purchase Price") in accordance with Section 5(b) below (subject to adjustment as provided in Section 4 below), which price includes consideration for certain transition and support services to be provided by Seller to Purchaser as contemplated by Sections 11 and 14 hereof commencing after the date hereof.

         (b) No later than 10 days prior to the date that the Seller reasonably believes will be the Closing Date, Seller shall deliver to Purchaser an estimated pro forma balance sheet of Target as of the Closing (the "Estimated Closing Balance Sheet") containing an estimate of Closing Date Total Surplus ("Estimated Closing Date Total Surplus"). The Estimated Closing Balance Sheet shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Latest Balance Sheet. The Purchase Price payable at Closing shall be adjusted by an amount equal to Estimated Closing Date Surplus as set forth in such statement.

         Section 3. The Closing. The closing of the sale and purchase of the Shares and the Acquired Assets (the "Closing") shall take place at 10:00 a.m. on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the actions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, NY 10022 or at the offices, or at such other date, time or place as the parties may mutually agree (the "Closing Date").

         Section 4.  Purchase Price Adjustment.

         (i) As soon as practicable, but in no event later than 60 days following the Closing Date, Seller shall prepare a pro forma balance sheet of Target as of the Closing (the "Closing Balance Sheet") and a calculation of Closing Date Total Surplus as of the Closing based on the Closing Balance Sheet (collectively, the "Closing Financial Data"). The Closing Balance Sheet and the calculation of Closing Date Total Surplus shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Latest Balance Sheet.

         (ii) During the preparation of the Closing Balance Sheet and the calculation of Closing Date Total Surplus as of the Closing, and the period of any review or dispute within the contemplation of this Section 4, Purchaser shall (A) provide Seller and Seller's authorized representatives with full access to all relevant books, records, workpapers and employees of Target and the Business, and (B) cooperate fully with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in the preparation of the Closing Balance Sheet.

         (iii) Seller shall deliver a copy of the Closing Financial Data to Purchaser promptly after it has been prepared. After receipt of the Closing Financial Data, Purchaser shall have forty-five (45) days to review the Closing Financial Data, together with the workpapers used in the preparation thereof. Unless Purchaser delivers written notice to Seller on or prior to the 45th day after Purchaser's receipt of the Closing Financial Data stating that Purchaser has objections to the Closing Financial Data, or methods, principles, practices or policies employed in the preparation thereof, Purchaser shall be deemed to have accepted and agreed to the Closing Financial Data. If Purchaser so notifies Seller of its objections to the Closing Financial Data, the Parties shall, within twenty (20) days (or such longer period as the Parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences arising from such objections and any resolution by them as to any disputed amounts or methods, principles, practices or policies employed in the preparation thereof shall be final, binding and conclusive. Purchaser acknowledges and agrees that it shall not, under any circumstances, have the ability to raise objections relating to the adequacy of the amounts recorded for Loss Reserves, ALAE Reserves or ULAE (the "Reserve Accounts") on the Latest Balance Sheet, Closing Date Balance Sheet, the methods, principles, practices or policies employed in the preparation thereof, or the impact thereof on Closing Date Total Surplus; provided, however, that with respect to any development in the Reserve Accounts between the date of the Latest Balance Sheet and the Closing Date, Purchaser may raise objections to the method used in preparing the amounts recorded in the Reserve Accounts solely on the basis that such method was inconsistent with the past practice of the Seller.

         (iv) Any amounts or methods, principles, practices or policies employed in the preparation thereof, remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to such firm of United States independent certified public accountants as Seller and Purchaser may agree, such firm to be a "Big 6 Firm". If they cannot so agree within five
(5) days after the end of the Resolution Period, they shall each select one such firm within ten (10) days after the end of the Resolution Period and the two (2) firms so chosen shall select a third firm of United States independent certified public accountants, such firm to be a "Big 6 Firm" to which such dispute shall be submitted (the firm ultimately selected pursuant to this Section being the "Neutral Auditors").

         All Unresolved Changes shall be submitted to the Neutral Auditors no later than ten (10) days after the same is designated. Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by Seller and Purchaser in proportion to the allocation of the dollar amount of the Unresolved Changes between Seller and Purchaser made by the Neutral Auditors such that the prevailing party pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section 4, only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within forty-five (45) days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive.

         The term "Adjusted Closing Balance Sheet," as used in this Agreement, shall mean the definitive Closing Balance Sheet agreed to by Seller and Purchaser under Section 4(iii) or, if submitted to the Neutral Auditors, this
Section 4(iv) (in such case giving effect to those items theretofore agreed to by Seller and Purchaser). It is understood by the Parties that to the extent Purchaser's objections to the Closing Financial Data are correct, adjustments will be made in such items of the Latest Balance Sheet so that such items are so provided for or reflected therein in a manner consistent with the methods, principles, practices or policies employed in the preparation of the Closing Financial Data. Similar adjustments shall be made, if applicable, in Adjusted Total Shareholders Equity.

         (v) The purchase price paid by Purchaser at the Closing shall be (A) increased dollar for dollar by the amount and to the extent Closing Date Total Surplus as of the Closing based upon the Closing Balance Sheet or the Adjusted Closing Balance Sheet, as the case may be, exceeds Estimated Closing Date Total Surplus, or (B) decreased dollar for dollar by the amount and to the extent Closing Date Total Surplus as of the Closing based upon the Closing Balance Sheet or the Adjusted Closing Balance Sheet, as the case may be, is less than Estimated Closing Date Total Surplus. Any adjustments to the purchase price made pursuant to this Section 4(a)(v) shall be paid by wire transfer of immediately available funds to the account specified by the Party to which such payment is owed. In the event that the amount of Closing Date Total Surplus as of the Closing is agreed to by Purchaser and Seller during (or before) the Resolution Period, such payment shall be made within five (5) business days after the date such agreement is reached. In the event that there are Unresolved Changes at the end of the Resolution Period, then (A) if the Purchaser and Seller agree that a purchase price adjustment is owed to one Party regardless of the ultimate resolution of any Unresolved Changes, then the minimum amount which the Purchaser and the Seller agree is owed to such Party shall be paid within five
(5) business days after the end of the Resolution Period and any additional amounts owing to such Party with respect to the Unresolved Changes shall be paid within five (5) business days after resolution thereof by the Neutral Auditors or (B) in all other cases, any and all payments shall be made within five (5) business days after resolution of the Unresolved Changes by the Neutral Auditors.

         (vi) Purchaser and Seller shall make good faith efforts to comply with the timing and response requirements set forth in this Section 4, but in the absence of bad faith, neither Party shall be deemed to have waived its rights under the purchase price adjustment provisions as contemplated herein on the basis of technical violations of timing and response requirements.

         Section 5.  Actions at Closing; Further Assurances.

         (a)  Actions  by  Seller.  At the  Closing,  Seller  shall  deliver  to
Purchaser:


                    (i)  stock  certificates   representing  the  Shares,   duly
                    endorsed in blank;

                    (ii) the various certificates, instruments and documents referred to in Section 14 hereof;

                    (iii) an opinion, dated the Closing Date, of Peter Acton, General Counsel of TIG Holdings, in the form of Exhibit D hereto; and

                    (iv) resignations, dated as of the Closing Date, of the directors and officers of Target. (b) Actions by Purchaser. At the Closing, Purchaser shall:

                    (i)  wire  transfer  the  Purchase   Price  in   immediately
                    available funds to an account of Seller, as designated in writing by Seller prior to the Closing Date;

                    (ii) deliver to Seller the various certificates, instruments and documents referred to in Section 13 hereof; and

                    (iii) deliver to Seller an opinion, dated the Closing Date, of W. Sidney Druen, Senior Vice President and General Counsel and Assistant Secretary, in the form of Exhibit E hereto.

         Section 6.  Representations  and  Warranties  of Seller With Respect to
Target.   Except  as  set  forth  in  the  disclosure  schedule  of  the  Seller accompanying this Agreement (the "Disclosure Schedule"), Seller hereby represents and warrants to the Purchaser as follows:

                         (a) Organization  and Standing.  Target is an insurance
                corporation duly organized, validly existing, and in good standing under the laws of the State of California, is duly authorized under California law to carry on its business as a property and casualty insurance company, has all requisite corporate power and authority to own, lease, and operate its assets, properties and business and to carry on its business as now being and heretofore conducted. Target is duly qualified to do business in each other state or jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.

                         (b) Capital Structure.  The authorized capital stock of
                Target consists of 30,000 shares of common stock, par value of $270 per share. As of the date hereof, 12,500 Shares are outstanding and issued to Seller, all of which are free and clear of any Security Interest. All of such presently outstanding Shares are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Upon delivery to Purchaser on the Closing Date of the stock certificates provided for in Section 5(a)(i) hereof, Purchaser will acquire good title to all of the Shares, free and clear of any Security Interest, other than those created by or through Purchaser, or as a result of Purchaser's application for acquisition of control of Target.

                         (c)   Subsidiaries.    Target   does   not   have   any
Subsidiaries.

                         (d) Financial Statements.  Seller has made available to
                Purchaser for inspection complete copies of (i) the Annual Statements of Target as filed with the Insurance Department of the State of California (the "California Insurance Department") for the years ended December 31, 1994, 1995 and 1996 and (ii) the Quarterly Statement of Target as filed with the California Insurance Department for the quarter ended June 30, 1997 (the "Statements"). The Statements have been prepared in a manner permitted under statutory authority of the California Insurance Department, on a consistent basis, during the periods covered by each such Statement, except as disclosed in the auditor's report and notes to such Statements. All Statements fairly present the financial position and results of operations of Target as of the dates and for the periods covered by such statements.

                         (e) Options or Other  Rights.  There is no  outstanding
                right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from Target, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Target and there is no outstanding security of any kind convertible for or exchangeable into any such capital stock. Except for powers of attorney with respect to the consolidated federal income Tax Returns that include the Target for periods ending on or before the Closing Date,Target has no powers of attorney outstanding.

                         (f) Certificate of Incorporation, By-laws, Etc. The copies of the Certificate of Incorporation and Bylaws and the stock books of Target made available to Purchaser for inspection are true and complete as in effect on the date hereof. The minute books of Target have been made available to the Purchaser for its inspection and the originals thereof will be delivered to Purchaser at Closing. The minute books of Target contain true and complete recordings of all meetings and consents in lieu of meetings of the board of directors or any committee thereof of Target since April 23, 1993, except where the absence of any such recordings of meetings or consents in lieu of meetings would not have a Material Adverse Effect or the consummation of the transactions contemplated by this Agreement.

                         (g) Compliance with Laws. To the Knowledge of Seller, Target is not in violation of any federal, state or local law, ordinance, statute, rule, regulation, order, judgment, injunction, award, decree or requirement of any governmental or regulatory body, court or arbitrator applicable to Target, which violation individually or in the aggregate would have a Material Adverse Effect and Target has not received any written notice that any such violation is being or may be alleged.

                         (h) Licenses. Target has such licenses, permits, orders
                or approvals of, and have made all required registrations with, any federal or state governmental or regulatory body that are necessary to the conduct of the business of Target as of the date hereof (collectively, "Licenses") and all such Licenses are in full force and effect, subject to such exceptions as would not have a Material Adverse Effect. Seller has not received any written notice of any violation in respect of any such License and no proceeding is pending or, to the Knowledge of Seller, threatened to suspend, revoke or limit any such License which would have a Material Adverse Effect.

                         (i) No Breach. Assuming compliance with the requirements referred to in Section 7(g) below, neither the execution and the delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or
                (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Agreement or License to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or creation of Security Interest would not have a Material Adverse Effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                         (j) Finders  Fees.  TIG Holdings has retained  Goldman,
                Sachs & Co. as its financial advisor in connection with this Agreement. TIG Holdings (excluding Target) is solely liable for the payment of any and all fees or commission in connection therewith and Seller will indemnify Purchaser for any misrepresentation contained in this Section 6(j).

                         (k) Authority. Seller has all requisite corporate power
                and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and this Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, or similar laws affecting the enforcement of creditors' rights generally.

                         (l) No Improper  Payments.  To the Knowledge of Seller,
                during the ownership of Target by TIG Holdings, neither Target nor any of its officers and directors have at any time: (i) made any payment to any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; or (ii) made any payment outside the Ordinary Course of Business to any purchasing or selling agent, or person charged with similar duties, of any entity to which Target sells or has sold, or from which Target buys or has bought, products or services, for the purpose of illegally influencing such agent or person to buy products or services from, or sell products or services to, Target, where either (i) or (ii) would have a Material Adverse Effect.

                         (m) No Representation With Respect to Reserves. Notwithstanding any other provision of this Agreement, Seller makes no representation or warranty that the reserves of Target or the Business for unpaid claims and claims expenses, whether reported or incurred but not reported (the "Reserves"), or the amounts recorded in the Reserve Accounts, are adequate or sufficient. Purchaser agrees that it shall not affect a claim against Seller under any provision of this Agreement, the Target Quota Share Reinsurance Agreement, the Seller Quota Share Reinsurance Agreement or the Loss Portfolio Transfer Agreement or for Adverse Consequences suffered by it or any of its Affiliates arising out of the inadequacy or insufficiency of the Reserves or the amounts recorded in the Reserve Accounts.

         Section 7. Representations and Warranties of the Seller With Respect to the Business and the Acquired Assets. Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to the Purchaser as follows:

                         (a) Acquired Assets. Upon consummation of the transactions contemplated by this Agreement and the Purchaser obtaining the consents referred to in the Disclosure Schedule, the Seller will have assigned, transferred and conveyed to the Target, directly or indirectly, all of the Acquired Assets free and clear of all Security Interests except for such as would not have a Material Adverse Effect. Each tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used in the Business except for such that would not have a Material Adverse Effect.

                         (b) Financial Information. Seller has furnished to Purchaser the pro forma consolidated balance sheet of the Business as of August 31, 1997 (the "Latest Balance Sheet"). The Latest Balance Sheet presents fairly the financial condition of the Business as of August 31, 1997 on the pro forma basis described in the notes thereto.

                         (c) Events Subsequent to the Date of the Latest Balance
                Sheet. Except as contemplated by this Agreement, since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, financial condition, results of operations, or properties of the Business and Target taken as a whole. Without limiting the generality of the foregoing, since that date:

                                 (i) neither  Seller nor Target has entered into
                         any Material Agreement outside the Ordinary Course of Business that is an Assumed Liability and that relates to any of the Acquired Assets;

                                 (ii)   no   party   (including    Seller)   has
                         accelerated, terminated, modified, or canceled any Material Agreement relating to any of the Acquired Assets outside the Ordinary Course of Business;

                                 (iii) Seller has not imposed any Security Interest upon any of the Acquired Assets, the imposition of which, individually or in the aggregate, would have a Material Adverse Effect;

                                 (iv) Seller has not issued any note,  bond,  or
                         other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation that is an Assumed Liability;

                                 (v) Seller has not entered into any  employment
                         or collective bargaining agreement or modified the terms of any existing such agreement with respect to the Personal Lines Employees;

                                 (vi) Seller has not granted any increase in the
                         base   compensation   of  any  of  the  Personal  Lines
                         Employees outside the Ordinary Course of Business;

                                 (vii) Seller has not adopted, amended, modified
                         or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the Personal Lines Employees (or taken any such action with respect to any other Employee Benefit Plan) that is an Assumed Liability outside the Ordinary Course of Business; and

                                 (viii) Seller has not entered into any amendment, modification, termination, alteration, sublease agreements or assignments regarding or affecting any lease dealing with real estate which are Assumed Liabilities and relate to Acquired Assets.

                         Nothing  in  this  Section  7(c) or  elsewhere  in this
                  Agreement shall prohibit Seller from causing Target to assume the Assumed Liabilities prior to the Closing.

                         (d) Litigation. Section 7(d) of the Disclosure Schedule
                sets forth each instance, with respect to the Personal Lines Employees, the Acquired Assets and the Business, in which Seller or Target (i) is subject to any outstanding injunction, judgment, order, decree or ruling, or (ii) is a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. Except as set forth in Section 7(d) of the Disclosure Schedule: (i) to the Knowledge of the Seller, there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any governmental authority or any other Person (collectively, "Proceedings") pending or threatened in writing against or affecting the Seller, the Business or any of the Acquired Assets as to which there is a substantial likelihood of a determination or resolution adverse to the Business and which, if so adversely determined or resolved, would have a Material Adverse Effect; and (ii) there are no existing or threatened in writing orders, judgments or decrees (other than those of general application) of any governmental authority affecting any of the Acquired Assets or the Business which would have a Material Adverse Effect.

                         (e) Forms of Policy.  Except  for such forms  which are
                not material to the Business, each form of insurance policy, policy endorsement or amendment, reinsurance treaties and contracts, certificate of insurance, application form, and sales material used by Seller in connection with the Business in any jurisdiction has, where required, been approved by the appropriate insurance or other regulatory authorities of such jurisdiction, except where the failure to obtain such approval would not have a Material Adverse Effect, and has been furnished to Purchaser.

                         (f)   No   Breach.   Assuming   compliance   with   the
                requirements referred to in Section 7(g) below, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated thereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or
                (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Agreement or License to which any of the Acquired Assets or the Business are subject (or result in the imposition of any Security Interest upon any of the Acquired Assets or the Business), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or creation of Security Interest would not have a Material Adverse Effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                         (g) Consents and Approvals.  The execution and delivery
                by the Seller of this Agreement, the performance by the Seller of its obligations hereunder, and the consummation by the Seller of the transactions contemplated hereby do not require the Seller or Target to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental or regulatory body, except for (i) any filings, notices and/or approvals under the insurance laws of the states identified in
                Section 7(g) of the Disclosure Schedule, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("the H-S-R Act") or (iii) other notices, filings, authorizations, consents and approvals which if not obtained or made would not have a Material Adverse Effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                         (h)        Employees.

                                 (i) To the Knowledge of Seller,  as of the date
                         hereof, there is no Personal Lines Employee at the level of Assistant Vice President or above who plans to terminate employment with Seller, nor are there any other Personal Lines Employees who plan to so terminate which would result in a Material Adverse Effect. Seller is not a party to or bound by any collective bargaining agreement with respect to Personal Lines Employees, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes with respect to Personal Lines Employees. Neither Seller nor any of the directors and officers (and employees with responsibility for employment matters) of Seller has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Personal Lines Employees.

                                 (ii) Seller has not, except to the extent any of the following would not have a Material Adverse
                         Effect:

                                          (A) made any  commitments,  oral or in
                                 writing or otherwise, to any Personal Lines Employee regarding lifetime employment or employment for any specified time period or retention as a consultant;

                                          (B)  been   advised  by  or  have  any
                                 Knowledge that any Personal Lines Employee is, will be, or is likely to be, asserting a claim relating to such person's employment or termination from employment with Seller for breach of contract, breach of implied covenant of good faith and fair dealing, wrongful termination, violation of public policy, negligent termination or other claim based in tort or contract;

                                          (C)  been  advised  or have  Knowledge
                                 that, with respect to any Personal Lines Employee, Seller has been charged with, or deemed to be in violation of, or is likely to be charged with or deemed to be in violation of, any federal, state, or local law that prohibits discrimination on the basis of sex, race, color, religion, national origin, status as a handicapped individual, disability, marital status, status as a Vietnam era veteran or a disabled veteran, or sexual preference; or

                                          (D)   taken   any   action  to  create
                                 enhanced rights or benefits for all or some of the Personal Lines Employees based in whole or in part on a change of control or change of ownership of Target or the other transactions contemplated by this Agreement, which action would result in liability to Purchaser or Target.

                         (i)     Employee Benefit Plans.

                                 (i) There are no Employee  Benefit  Plans which
                         are sponsored by Target or with respect to which Target has any liability to contribute.

                                 (ii) There are no Employee Benefit Plans in which any ERISA Affiliate participates which are subject to Title IV of ERISA. No ERISA Affiliate has any material liability with respect to any Multiemployer Plan.

                                 (iii) Each Employee Pension Benefit Plan maintained by Seller which is intended to satisfy the requirements of Section 401(a) of the Code is qualified in form and operation under that section and the trust of each such plan is exempt from tax under Section 501(a) of the Code. Seller has provided to Purchaser a copy of the most recent determination letter issued by the Internal Revenue Service with respect to each such plan. None of such plans has been amended since the date of such determination letters in a manner which would cause such plans to fail to so qualify.

                         (j) Real Property. Section 7(j) of the Disclosure Schedule lists real property leased or subleased to Seller that is an Acquired Asset. Seller has made available to Purchaser correct and complete copies of the leases and subleases listed in Section 7(j) of the Disclosure Schedule together with any amendments thereto through the date of this Agreement. With respect to each lease and sublease listed in Section 7(j) of the Disclosure Schedule:


                                 (i) the lease or sublease is legal, valid, binding, and in full force and effect;


                                 (ii) Neither Seller nor any  Affiliate,  and to
                         the Knowledge of Seller, no other party to the lease or sublease is in material breach or material default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder which would have a Material Adverse Effect;

                                 (iii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                                 (iv) all facilities leased or subleased thereunder have received all approvals of governmental authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations and are supplied with utilities and other services necessary for the operation of said facilities as operated which if not received or operated and maintained or supplied would have a Material Adverse Effect or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement;

                                   (v) Except as would not have a Material Adverse Effect, Seller and its Affiliates have (A) complied with all Environmental, Health, and Safety Laws; (B) not caused or permitted any Hazardous Materials to be treated, stored, disposed of, generated, or used in any leased premises which are the subject of this Agreement, except that Seller may have stored, used or disposed of products customarily found in office buildings and used in connection with operation and maintenance of property but such use was in compliance with all Environmental, Health, and Safety Laws; and (C) have not received any notice concerning any past or present, actual or potential violation of Environmental Laws or liability for Environmental Damages; and

                                  (vi) Seller shall deliver to Purchaser as promptly as practicable, with respect to the 12-month period preceding the date hereof, true and complete copies of all accounting information for transactions valued at greater than $10,000 dollars in Seller's possession regarding operating expenses, real estate taxes, and common area charges for the leases and subleases listed on Schedule 7(j).

                         (k) Material Agreements. Section 7(k) of the Disclosure
                Schedule sets forth a true and complete list of each of the following contracts that are currently in effect and to which Target is a party, or by which any of the Acquired Assets is bound:

                                 (i) each agency or  consultation  contract that
                         is not terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days or less notice, except for such as are not material to the Business;

                                 (ii) each contract which  restricts or contains
                         limitations on the ability of Target to conduct the Business that are Assumed Liabilities, which contract would have a Material Adverse Effect;

                                 (iii)  each  contract  under  which  Target has
                         incurred,   assumed  or  guaranteed   indebtedness  for
                         borrowed money in excess of $250,000;

                                 (iv) each lease or  sublease  of real  property
                         used in the Business, and each lease, sublease or rental or use contract for which Target is liable, in each case, that (i) is not terminable by Target without penalty or other liability (other than liabilities previously accrued thereunder or on the Latest Balance Sheet) upon 90 days or less notice and (ii) requires annual payments by Target of more than $250,000;

                                 (v) each assumption  reinsurance (as the ceding
                         or assuming company), reinsurance, coinsurance or other similar contract providing for the transfer or sharing of liabilities with respect to the Business that are material thereto, and each trust agreement or other security agreement related thereto that are material to the Business;

                                 (vi) each contract or  arrangement  pursuant to
                         which any person guarantees an obligation of Target in excess of $250,000, or, except for insurance policies and similar contracts issued by Target and other contracts entered into in the Ordinary Course of Business, pursuant to which Target guarantees any obligation of or agrees to indemnify another person which could reasonably be expected to result in aggregate future payments by Target of $250,000 or more;

                                 (vii) each contract not  disclosed  pursuant to
                         the foregoing clauses (i) through (vi) that are expected to involve the payment, pursuant to the terms of such contract, by or to Target of more than $250,000, or that is otherwise material to the Business and Target considered as a whole, other than insurance policies, reinsurance arrangements, annuity and other contracts entered into in the Ordinary Course of Business;

                                 (viii) any agreement (or group of related agreements) under which Seller or Target has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, and under which Seller or Target has imposed a Security Interest on any of the Acquired Assets;

                                 (ix) any agreement  involving Target and one or
                         more of its Affiliates concerning the Business or the Acquired Assets, the Independent Agents or the Personal Lines Employees; and

                                 (x) any  employment  or  collective  bargaining
                         agreement with respect to the Personal Lines Employees.

                         Seller has delivered,  or will deliver within two weeks
                of the date hereof, to Purchaser a correct and complete copy of each agreement listed in Section 7(k) of the Disclosure Schedule and neither Target nor the Acquired Assets is bound by any oral agreement which if written would be required to be disclosed under this Section 7(k). Except (i) as to matters which on a cumulative basis cannot reasonably be expected to have a Material Adverse Effect or (ii) as contemplated by this Agreement, with respect to each agreement referred to in clauses
                (i) through (x) above (the "Material Agreements"): (A) the Material Agreement is legal, valid, binding, enforceable against the Affiliates of TIG Holdings party thereto, and, to the Seller's Knowledge, each other party thereto; and (B) to the Knowledge of Seller, no party is in material breach or material default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default, or permit termination, modification, or acceleration, under the Agreement.

         Section 8. Representations and Warranties of Purchaser. Except as set forth in the disclosure schedule of the Purchaser accompanying this Agreement (the "Purchaser Disclosure Schedule"), Purchaser hereby represents and warrants to the Seller as follows:

                         (a) Organization. Purchaser is duly organized and validly existing as a mutual insurance company and in good standing under the laws of Ohio.

                         (b) Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, or similar laws affecting the enforcement of creditors' rights generally.

                         (c) Finders Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or any of its Affiliates could become liable or obligated.

                         (d) No Breach. Assuming compliance with the requirements referred to in Section 8(e) below, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated thereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject or any provision of the charter or bylaws of Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, License or instrument to which Purchaser or any of its material properties or assets are subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or creation of a Security Interest would not materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                         (e) Consents and Approvals.  The execution and delivery
                by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder, and the consummation by the Purchaser of the transactions contemplated hereby do not require the Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or any governmental or regulatory body, except for (i) any filings, notices and/or approvals under the insurance laws of the states identified in Section 8(e) of the Purchaser Disclosure Schedule,
                (ii) the expiration or early termination of the applicable waiting period under the H-S-R Act or (iii) other notices, filings, authorizations, consents and approvals which if not obtained or made would not materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

         Section 9.      Tax Matters.

                (a) Prior Period Tax Returns. For the calendar years ended December 31, 1996, 1995, and 1994, Seller shall deliver to Purchaser prior to Closing complete copies of the separate company federal and state income Tax Returns of Target included in the preparation of consolidated or combined federal or state income Tax Returns that include Target prepared by, or on behalf of, Target, and Seller shall deliver to Purchaser, prior to Closing, complete copies of all other Tax Returns filed in any jurisdiction by Target as reasonably requested by Purchaser. Seller shall provide to Purchaser at Closing (i) a list of all Tax Returns of Target required to be filed after the Closing Date for periods ending on or prior to the Closing Date (including the due dates of such returns) and (ii) a breakdown of the amounts accrued for federal and all other Taxes on the Statements of Target on the Closing Date.

                (b) Audits;  Post-Closing  Tax  Returns.  Except as disclosed in
       Schedule 9(b), (i) Target (or Seller or its affiliates on behalf of Target) has timely filed all Tax Returns that have become due and has paid all Taxes shown as due thereon; (ii) Target has accrued all Taxes on its financial statements, whether or not due and payable, imposed on or with respect to the operations or assets of Target for all periods (or portions thereof) ending on or before the date hereof in accordance with GAAP; and (iii) there are no audits or investigations relating to, and no claims, demands or assessments of, Taxes, pending or threatened against Target. Purchaser shall cause Target to timely file all Tax Returns for which Target bears primary filing responsibility that Target is required to file after the Closing Date for periods ending on or prior to the Closing Date and to pay Taxes relating to such Tax Returns to the extent accrued on the Closing Balance Sheet. The preparation and filing of federal income Tax Returns or any other Tax Return of Target for any period beginning after the Closing Date and the payment of and liability for Taxes relating thereto shall be the sole obligation of Purchaser.

                (c) Seller's Consolidated Federal Income Tax Return. On the Closing Date, Purchaser shall pay Seller an amount equal to the Seller's estimate of the amount due but unpaid under that certain tax sharing agreement dated January 28, 1993 (the "Tax Sharing Agreement") but in no event more than the amount accrued for such purpose on the Closing Balance Sheet. The obligations of Target under the Tax Sharing Agreement shall be terminated on the Closing Date, and Target shall have no further liability under such Tax Sharing Agreement after the payment provided for in the preceding sentence. With respect to Seller's consolidated federal income tax return for the calendar year ending during the taxable period that includes the Closing Date, Seller shall include therein the income and expense of Target for such period through the Closing Date (determined consistent with prior practice). In connection with filing its federal income and other Tax Returns, Seller and Purchaser agree to report (and cause their respective affiliates to report) the acquisition of Target in such returns in a manner consistent with the structure of the transactions contemplated hereby.

                (d) Straddle Tax Returns. Purchaser shall prepare and file, or cause to be prepared and filed, all Straddle Tax Returns required to be filed by Target and shall cause Target to pay the Taxes shown to be due thereon. Seller will furnish to Purchaser all information and records reasonably requested by Purchaser for use in preparation of any Straddle Tax Returns. Within a reasonable period of time prior to the due date thereof, Purchaser shall allow Seller to review, comment upon and reasonably approve any Straddle Tax Return prior to the filing of such return with the relevant tax authority. Purchaser and Seller agree to cause Target to file all Tax Returns for any Straddle Period in a manner consistent with the filing of such Tax Returns for prior taxable periods and on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Tax authority will not accept a Tax Return filed on that basis.

                (e) Responsibility for Taxes. Except to the extent accrued on the Closing Balance Sheet or as otherwise provided under Section 9(i) hereof, Seller shall pay and be responsible for any and all Taxes imposed on or with respect to the operations or assets of Target for all periods (or portions thereof) ending on or prior to the Closing Date (including any and all Taxes attributable to or resulting from Target having been affiliated with Seller and a portion of any Taxes reflected on Straddle Tax Returns computed as if the taxable period with respect to such Straddle Tax Return ended as of the close of business on the Closing
       Date). Seller shall hold Purchaser harmless from loss in respect of any liability for the aforementioned Taxes incurred by Target, Purchaser and its affiliates in connection therewith (determined without regard to any deduction, credit or exclusion of Purchaser and its affiliates other than such items of Target which accrued prior to the Closing Date and as to which Target has received a benefit). Notwithstanding anything else contained in this Section 9(e), Seller shall be entitled to receive and retain any refunds of Taxes attributable to operations of Target for periods ending on or prior to the Closing Date, except for any such refunds accrued on the Closing Balance Sheet or arising from the carryback of any deduction or credit attributable to operations after the Closing Date. Purchaser shall cause Target to pay any refunds to which Seller is entitled to Seller within fifteen (15) days of its receipt of any refund. Seller shall pay to Target any refunds it receives and to which Target is entitled within fifteen (15) days of its receipt of any such refund.

                (f) Books and Records. Purchaser and Seller shall furnish or cause to be furnished to the other Party upon request as promptly as practicable such information (including access to personnel) and books and records pertaining to the Target and assistance relating to the Target as is reasonably necessary for the preparation, review, audit and filing of any Tax Return required to be filed under this Agreement, the preparation for any Tax audit or the defense of any assessment or other similar claim. Each Party shall reimburse the other Party for the outside nonemployee costs of providing such information. Neither Party shall dispose of any books and records of Target until six months after the expiration of the applicable statute of limitations (including any extension thereof); provided, however, that in the event a proceeding has been instituted for which the books and records may be required prior to the expiration of the applicable statute of limitations, the information shall be retained until six months after there is a final determination with respect to such proceeding and each Party shall provide notice to the other Party of its intention to dispose of such books and records at least one month prior to disposing of such books and records.

                (g) Procedures Relating to Tax Claims. If a claim is made or asserted, either orally or in writing, by any Tax authority which, if successful, may result in an indemnity payment to Purchaser or any of its affiliates pursuant to this Section 9, Purchaser shall notify Seller of such claim (a "Tax Claim"), stating the nature and basis of such claim and the amount thereof, to the extent known. Seller will have the right, at its option, upon timely notice to Purchaser, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to Taxes of Target for a Straddle Period) with its own counsel. Costs of such Tax Claims are to be borne by Seller unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned. Purchaser and Target shall cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon Seller's request, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. In the case of any Tax Claim relating to Taxes of Target for a Straddle Period, the Party which is responsible under this Agreement for the larger portion of the total Tax Claim shall have the right to control any proceedings related thereto. Purchaser shall take all actions necessary to authorize Seller and its affiliates to act on behalf of Target with respect to any Tax Claim for which Seller has the right of control under this Section 9, including, without limitation, the execution of appropriate powers of attorney or other required agreements.

                (h) Tax Withholding. Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to the Personal Lines Employees and Independent Agents.


                (i)      Section 338(h)(10) Elections.


                                  (i) Seller and Purchaser shall make a joint election under Section 338(h)(10) of the Code and under any comparable provision of applicable state or local law with respect to Purchaser's acquisition of Shares pursuant to this Agreement (collectively, the "Section 338(h)(10) Elections"). Notwithstanding any other provision of this Agreement, if either Purchaser or Seller fails to properly effect the election under this Section 9(i)(i), then Purchaser or Seller shall indemnify Seller or Purchaser, as the case may be, for any Adverse Consequences of such failure. Any claim based upon this Section 9(i)(i) shall survive until expiration of the applicable statute of limitations for the taxable period that includes the Closing Date.

                           (ii) The following provisions shall apply:


                               (A) Subject to Section 9(i)(ii)(B) below, as soon
                          as practicable after the Closing, the Parties shall mutually prepare a Form 8023-A (with all attachments) and any corresponding forms under comparable provisions of applicable state or local law (the Section "338(h)(10) Forms"), the Parties shall execute such Section 338(h)(10) Forms, and Purchaser shall promptly and timely file such executed Section 338(h)(10) Forms and provide written evidence of such filing to Seller. The Parties shall report the purchase of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Elections, and no Party shall take any position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise, unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code.


                               (B)  Seller and  Purchaser  shall  determine,  as
                          promptly as reasonably practicable following the Closing, the Modified Aggregate Deemed Sales Price (as defined under applicable Treasury Regulations) and the allocation of such Modified Aggregate Deemed Sales Price among the assets of the Target. Such allocation of the Modified Aggregate Deemed Sales Price shall be made in accordance with Section 338(b) of the Code and any applicable Treasury Regulations. The Parties (i) shall be bound by such allocation for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns (including, but not limited to, the
                          Section 338(h)(10) Forms) to be filed with any taxing authority in a manner consistent with such allocation, and (iii) shall take no position inconsistent with such allocation in any Tax Return, any proceeding before any taxing authority or otherwise, unless required to do so by applicable law pursuant to a determination as defined in Section 1313(a) of the Code. In the event that such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning resolution of such dispute. To the extent that the Purchase Price is adjusted by reason of any payment under this Agreement, (i) the Modified Aggregate Deemed Sales Price shall be adjusted to reflect such change, (ii) the provisions of this Section 9(i)(ii)(B) shall be followed in redetermining the allocation of the Modified Aggregate Deemed Sales Price, and (iii) the Parties will, to the extent required by applicable law, file amended Tax Returns consistent with such revised allocation.




                (j) Limitation on Tax Indemnity. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser under this Section 9 for any loss to which Purchaser would not have been entitled to indemnification had such obligation been treated as arising from a breach described in Section 16(b) of this Agreement.

     Section 10. Representations and Covenants of Parties With Respect to Personal Lines Employees. Each of the Parties hereby covenants as to itself, the following:


                (a) Hiring of Personal Lines Employees. Prior to the Closing Date, Purchaser shall offer to employ all of the Personal Lines Employees, such offer to be effective as of 12:01 a.m. on the day immediately following the Closing Date, on terms fair to Purchaser and the employees, including salaries equal to 100% of the salaries paid by Seller as of the Closing Date, and with employee benefits (including medical, disability, severance pay, and life insurance and retirement benefits) that are substantially the same as those provided to similarly situated employees of Purchaser and its subsidiaries who are engaged in its insurance operations; provided that, with respect to any person who is on short-term disability at such time, such employment shall not commence until such short-term disability period terminates.

                Seller shall remove from Seller's payroll system all Personal Lines Employees effective as of the end of the business day on the Closing Date. Seller makes no representations as to whether any employee will accept employment with Purchaser. The Personal Lines Employees who accept employment with Purchaser shall be referred to as the "Transferred Employees." Nothing in this Agreement shall be construed as limiting in any way the right of Purchaser after the Closing Date to terminate the employment of any Transferred Employee at any time, to change his or her salary or wages or to modify benefits or other terms and conditions of employment of Transferred Employees as long as any changes to salary or wages made are done in accordance with Purchaser's normal compensation practices and as long as any modification to benefits or other terms and conditions of employment of any Transferred Employee apply generally to employees of Purchaser's business, provided, however, that without limiting the right of the Purchaser or Target to terminate the employment of any Transferred Employee after the Closing Date, Purchaser shall not reduce the salary or wages of any Transferred Employee for at least twenty four (24) months following the Closing Date.

                (b)  Seller's  and  Purchaser's   Obligations  With  Respect  to
         Personal Lines Employees. With respect to each Personal Lines Employee:

                         (i) Seller shall be responsible for, and shall indemnify and hold harmless Purchaser against, any actions, claims or proceedings brought by or on behalf of any Personal Lines Employee at any time, including but not limited to, wrongful termination, breach of fiduciary duty, discrimination, sexual harassment, workers compensation or other employment-related matter ("Employee Claims"), to the extent such claims are based solely upon actions, events or circumstances which occurred before the Closing Date. Purchaser shall be responsible for, and shall indemnify and hold Seller harmless against, any Employee Claims, to the extent such claims are based solely upon actions, events or circumstances which occur after the Closing Date.

                         (ii) Seller shall be responsible for all benefits provided pursuant to all of Seller's Employee Benefit Plans, including but not limited to deferred compensation, non-qualified and incentive plans or policies with respect to services rendered on or before the Closing Date.

                         (iii) Seller's welfare benefit plans shall be responsible for welfare benefit claims relating to the Personal Lines Employees incurred on or prior to the Closing Date (in accordance with the terms of such plans) or during any period for which a Transferred Employee shall elect continuation coverage of the type described in Section 10(b)(iv)(C) of this Agreement with respect to a "qualifying event" occurring on or before the Closing Date, and Purchaser's welfare plans shall assume responsibility for all welfare benefit claims relating to Personal Lines Employees incurred after the Closing Date to the extent such claim is covered by such plans and the Transferred Employee was enrolled for such coverage. For this purpose, a claim is deemed incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim is incurred on the date of death.

                         (iv) Purchaser shall cause all Transferred Employees to
                be covered by Purchaser's severance pay plan and each such Transferred Employee shall be credited with such employee's service with Seller for purposes of determining benefits under such plan, based on the years of service shown for such employee on Exhibit C hereto, provided that the crediting of such service for Transferred Employees who have incurred breaks in service shall, to the extent such crediting would not be permitted under Purchaser's severance pay plan, be subject to the approval of an amendment to such plan by Purchaser's board of directors permitting such crediting, and Purchaser shall use its best efforts to obtain such approval prior to the Closing Date.

                         (v)   With respect to each Transferred Employee:

                               (A) Purchaser shall waive pre-existing  condition
                         exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Purchaser for such Transferred Employee on or after the Closing Date; provided such conditions, waiting periods, exclusions or similar provisions did not preclude coverage for such Transferred Employee as of the Closing Date under the comparable plans of Seller and, to the extent any such waiver is not permitted under any of Purchaser's employee benefit plans or compensation arrangements, such waiver will be subject to approval of amendment under such plans or arrangements by the Purchaser's board of directors permitting such waiver and Purchaser will use its best efforts to obtain such approval prior to the Closing Date.

                               (B) Purchaser shall recognize the service of each
                         Transferred Employee with Seller prior to the Closing Date for all purposes other than pension benefit accrual under each of Purchaser's employee benefit plans, programs and policies (including but not limited to vacation and severance) other than the Nationwide Insurance Enterprise Retirement Plan. Vesting service for purposes of the Nationwide Insurance Enterprise Savings Plan shall only be considered when applying those vesting provisions which are based on service, and not those based on participation in that plan.

                               (C) Seller shall be  responsible  for  satisfying
                         obligations  under  Section  601 et.  seq. of ERISA and
                         Section  4980B  of  the  Code  ("COBRA"),   to  provide
                         continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" occurring on or before the Closing Date. Purchaser shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" which occurs after the Closing Date.

                               (D) Purchaser shall be responsible for, and shall
                         indemnify and hold Seller harmless against, all workers compensation benefits paid or payable to the Transferred Employees after the Closing Date with respect to claims made by Transferred Employees after the Closing Date.

                (vi) Purchaser represents that it does not currently contemplate a plant closing involving, or mass lay-off of, Transferred Employees, or any terminations that in the aggregate would constitute a mass lay-off of Transferred Employees, within twelve (12) months following the Closing Date. Purchaser shall indemnify and hold Seller harmless against any Liability which may be incurred or suffered by Seller under the Worker Adjustment and Retraining Notification Act or any similar state law arising out of, or relating to, any actions taken by Purchaser with respect to the Transferred Employees on or after the Closing Date.

     Section 11. Covenants Pending the Closing. The Parties agree as follows with respect to the period between the execution of this Agreement and the
Closing:

                (a) General. Each of the Parties shall use all reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

                (b) Regulatory Approvals. Each of the Parties shall use all reasonable efforts, and shall reasonably cooperate with each other in such efforts, to obtain the approvals of all regulatory authorities required to be obtained by Seller or Purchaser or by any Affiliate of Seller or Purchaser in order to consummate the transactions contemplated by this Agreement. Seller and Purchaser shall make and cause their respective Subsidiaries to make all necessary filings as soon as practicable, including, without limitation, those required by the H-S-R Act and applicable insurance laws in order to facilitate prompt consummation of the transactions contemplated by the Agreement. In addition, Seller and Purchaser shall each use all reasonable efforts, and shall cooperate fully with each other, to comply as soon as practicable with all governmental requirements applicable to, or necessary for the consummation of, the transactions contemplated hereby. Seller and Purchaser shall use all reasonable efforts to provide such information and communications to governmental entities as such governmental entities may reasonably request. Each of the Parties shall provide to the other Party copies of all applications filed or submitted with governmental entities in connection with this Agreement and shall keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

                (c) Access to Information. Seller and Target shall give to Purchaser and to Purchaser's accountants, actuaries, counsel, and other representatives (hereinafter "Purchaser's Representatives") access at all reasonable times in a manner so as not to interfere with the normal business operations of Target or the Business, throughout the period prior to the Closing, to all of Target's properties, books, contracts, commitments and records. During such period, Seller shall furnish to Purchaser all such information concerning the affairs of Target as Purchaser may reasonably request. Pending the Closing hereunder,
         Purchaser and Purchaser's Representatives will comply with the provisions of the Confidentiality Agreement between Purchaser and TIG Holdings, dated June 18, 1997.

                (d) Conduct of Business; Appointment of Independent Agents. Except as otherwise contemplated by this Agreement, Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to Target, the Acquired Assets, the Personal Lines Employees or the Business. Seller shall use commercially reasonable efforts to cause the appointment of all Independent Agents with Target prior to the Closing Date. Notwithstanding the immediately preceding sentence, Seller makes no express or implied representation that any Independent Agent appointed with Target prior to the Closing Date will continue to write the Business with Target prior to, at or after the Closing.

                (e) Insurance. Seller will use its reasonable efforts to maintain in effect insurance coverage against loss of or damage to the Acquired Assets and against the liabilities and risks of the Business in amounts and kinds not less favorable in any material respect than those currently in effect and use its reasonable efforts to maintain the same through the Closing Date.

                (f) Books of Account. Seller will, and Seller will cause Target to, maintain and continue to keep its books, accounts and records with respect to the Business in the Ordinary Course of Business.

                (g) Exclusivity. So long as this Agreement is in effect, Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of Target, or any substantial portion of the Acquired Assets, the Business or Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will promptly notify Purchaser if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                (h) Notice of Developments. Each Party will give prompt written notice to the other of any material matter causing a breach of any of its own representations and warranties in Sections 6, 7 and 8 above, as applicable .

                (i) Inter-Company Balances. Seller shall cause all intercompany balances between Seller and Target to be settled prior to the Closing Date.

                (j) Financial Statements. As promptly as practicable after an Annual Statement or Quarterly Statement is filed by Target with the California Insurance Department after the date hereof and prior to the Closing Date, Seller shall deliver to Purchaser a copy of such Annual Statement or Quarterly Statement.

                (k) Termination of Agreements. Except for the agreements contemplated by this Agreement, Seller shall cause Target to terminate or modify, on terms mutually agreeable and which do not have a Material Adverse Effect on the Acquired Assets or the Business, as of or prior to the Closing Date all agreements between Target and the TIG Holdings as of the Closing Date.

                (l) Certain Actions by Purchaser. Purchaser shall use all reasonable efforts to obtain (i) its own IVANS account and (ii) licenses to use any software loaded on any Acquired Assets, in each case prior to Closing.

                (m) Actions With Respect to Leases. The Seller shall use reasonable efforts to obtain consents to the assignment of the real property leases to Target set forth in Section 11(m) of the Disclosure Schedule to the extent that Purchaser and Seller mutually agree that such leases shall be assigned to Target. The assignment of one or all of such leases shall not be a condition of the obligation of the Purchaser or the Seller hereunder.

     Section 12. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

               (a) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller or Purchaser, each of the other Parties will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 16(b) below) and all at reasonable times and in a manner so as not to interfere with the other Party's business; provided, however, that the Party being requested to provide information and access shall not be required to provide such information and access unless the Party requesting such information agrees to abide by any reasonable requests on the part of the providing party with respect to the confidentiality of such information.

                (b) Covenant Not to Compete. At a time agreeable to Purchaser, Purchaser and Target shall take appropriate action to change the name of Target as promptly as possible to a name not likely to be confused with Seller. For a period of two (2) years after the Closing Date, no Subsidiary of TIG Holdings will directly write Independent Agent produced auto or homeowners business (the "Restricted Business"), except as permitted in the Target Quota Share Reinsurance Agreement, the Seller Quota Share Reinsurance Agreement or the Loss Portfolio Transfer Agreement; provided, however, TIG Holdings and its Subsidiaries shall be entitled to (i) continue to write non-standard auto business, (ii) continue to conduct Restricted Business to the extent required by law, (iii) write umbrella and excess business, and
         (iv) acquire and continue to operate any business or company from a third party, unless in the case this clause (iv), 25% or more of the net premium written by the business or company to be acquired in its most recently completed fiscal year was derived from Restricted Business, and such percentage represents at least $50 million of net premium written in which case after the consummation of such an acquisition, Seller shall notify Purchaser of the transaction and Purchaser shall have the right to offer to purchase that portion of the business or company so acquired that is derived from Restricted
         Business exercisable within thirty (30) days after receipt of such notice, which shall be accompanied by such due diligence material as would allow Purchaser to meaningfully evaluate the business or company within such thirty (30) day period. To the extent Purchaser does not make such an offer or the parties cannot agree on mutually acceptable terms for such a transaction, Seller shall use commercially reasonable efforts to sell the portion of the business or company derived from Restricted Business to a third party within one year of the acquisition thereof; provided that Seller shall not be deemed in breach of this Section after the expiry of such 1-year period if, in good faith, it has been unable to divest such business as of such expiration date and it continues in good faith to attempt to divest such business. This
         Section 12(b) shall terminate immediately following the acquisition of TIG Holdings, whether by merger, sale of stock or substantially all of the assets of TIG Holdings, by a third party or the merger of TIG Holding with or into a third party, including a "merger of equals" however accomplished. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12(b) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                (c) Non-Solicitation. The Parties hereby covenant and agree that for a period of twenty four (24) months following the Closing Date neither they nor any of their respective Affiliates shall, without the prior written consent of the other Parties, directly or indirectly, induce, encourage or solicit for employment or agency relationship any Transferred Employee on the part of Seller or any employee of Seller on the part of Purchaser or employ or enter into an agency relationship with any Transferred Employee or any employee of Seller as of the Closing Date; provided that the provisions of this Section 12(c) shall not apply to any Transferred Employee if Purchaser terminates such Transferred Employee, subjects such Transferred Employee to an indefinite lay-off, or such Transferred Employee or employee of Seller contacts the other Party on his or her own initiative without any direct or indirect solicitation by or encouragement by such Party (other than general solicitation in industry journals, national newspapers or other such publications).

                (d)  Target   Quota  Share   Reinsurance   Agreement;   Surplus.
         Immediately following the Closing, Purchaser shall cause Target to enter into the Target Quota Share Reinsurance Agreement in substantially the form of Exhibit G hereto and Seller shall cause the Subsidiaries of Seller party to such Agreement to execute and deliver such Agreement. Purchaser shall cause the statutory surplus of Target, calculated in accordance with statutory accounting principles prescribed or permitted by the California Insurance Department and after giving effect to the transactions contemplated hereby to exceed the minimum capital and surplus required by the California Insurance Department.

          Section 13. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following:


                (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser in Section 8 hereof shall be true and correct in all material respects at and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

                (b) Performance by Purchaser. All of the obligations under this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects, including, without limitation, the delivery of each of the items to be delivered under Section 5(b) hereof provided that the covenant contained in Section 5(b)(i) shall have been complied with in all respects. At the Closing, Seller shall have received a certificate, dated the Closing Date and duly executed by an executive officer of the Purchaser (without personal liability to such officer) to the effect that the conditions set forth in Section 13(a) and (b) have been satisfied.

                (c) Legal Challenge. No suit, action or other proceeding shall be pending before any court or governmental agency, and no claim shall have been asserted, in which it is or will be sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated which, in the opinion of Seller's counsel, if successful would materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                (d) Approvals. The Parties shall have obtained all necessary approvals or assurances thereof from the Insurance Commissioners of the States of California and Michigan for the transfer of control of Target, and the transactions contemplated hereby, and the applicable waiting period under the H-S-R Act and rules and regulations promulgated thereunder shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority. Purchaser shall have obtained an IVANS account with respect to the Business and the software licenses referred to in Section 11(m).

                (e) Seller Quota Share Reinsurance Agreement; Loss Portfolio Transfer Agreement. The parties to the Seller Quota Share Reinsurance Agreement shall have entered into such Agreement in substantially the form of Exhibit H hereto and such Agreement shall be in full force and effect. The Loss Portfolio Agreement substantially in the form of
         Exhibit I hereto shall have been executed and delivered by the parties thereto and such agreement shall be in full force and effect.

                (f) Certificates. Purchaser will have furnished Seller with such certificates of its officers and others as Seller may reasonably request to evidence satisfaction of the conditions set forth in this
         Section 13, such certificates to be made without personal liability of such officer or other person signing such certificate.

                Seller may waive any condition specified in this Section 13 if it executes a writing so stating at or prior to the Closing.

         Section 14. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                (a) Accuracy of Representations and Warranties. The representations and warranties of the Seller in Sections 6 and 7 hereof shall be true and correct in all material respects at and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

                (b) Performance by Seller. All of the obligations under this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects, including, without limitation, the delivery of each of the items to be delivered under Section 5(a) hereof provided that the covenant contained in Section 5(a)(i) shall have been complied with in all respects. At the Closing, Purchaser shall have received a certificate, dated the Closing Date and duly executed by an executive officer of the Seller (without personal liability to such officer) to the effect that the conditions set forth in Section 14(a) and (b) have been satisfied.

                (c) Approvals. The Parties shall have obtained all necessary approvals and assurances thereof from the Insurance Commissioners of the States of California and Michigan for the transfer of control of Target, and the transactions contemplated hereby, and the applicable waiting period under the H-S-R Act and rules and regulations promulgated thereunder shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority.

                (d) Legal Challenge. No suit, action or other proceeding shall be pending before any court or governmental agency, and no claim shall have been asserted, in which it is or will be sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby which, in the opinion of Purchaser's counsel, if successful would have a Material Adverse Effect on the Business, or would materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement.

                (e) Transition Service Agreement; Loss Portfolio Agreement. The Transition Service Agreement in the form of Exhibit J hereto shall have been executed and delivered by the Seller and Target. The Loss Portfolio Agreement substantially in the form of Exhibit I hereto shall have been executed and delivered by the parties thereto and such agreement shall be in full force and effect.

                (f) Seller Quota Share Reinsurance Agreement. The parties to the Seller Quota Share Reinsurance Agreement shall have entered into such Agreement in substantially the form of Exhibit H hereto and such Agreement shall be in full force and effect.

                (g) Certificates. Seller will have furnished Purchaser with such certificates of its officers and others as Purchaser may reasonably request to evidence satisfaction of the conditions set forth in this
         Section 14, such certificates to be made without personal liability of such officer or other person signing such certificate.

                (h) Transfer of Acquired Assets. Subject to the Purchaser obtaining the consents referred to in Section 14(h) of the Disclosure Schedule, Seller shall have transferred to Target the Acquired Assets which are material to the Business.

                Purchaser may waive any condition specified in this Section 14 if it executes a writing so stating at or prior to the Closing.

         Section 15.  Termination.

                (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                         (i) Purchaser and Seller may terminate  this  Agreement
                by mutual written consent at any time prior to the Closing.

                         (ii) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of thirty
                (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 1998, by reason of the failure of any condition precedent under Section 14 hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement).

                         (iii) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of thirty
                (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before March 31, 1998, by reason of the failure of any condition precedent under Section 13 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

                (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 15 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (other than as a result of a willful breach of any covenant or agreement contained in this Agreement); provided, however that the confidentiality provisions contained in Section 11(c) above shall survive termination.

         Section 16.  Survival; Indemnification.

                (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Sections 6, 7 and 10 of this Agreement, and all of the representations and warranties of the Purchaser contained in Sections 8 and 10 of this Agreement, shall survive the Closing hereunder (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for two (2) years thereafter. Notwithstanding any otherwise applicable statute of limitations, no claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty of the Parties contained herein may be made more than two (2) years after the Closing Date.

                (b)      Remedies for Breaches of This Agreement.

                         (i) Except in the case of any claim related to Taxes, for which the obligation of Seller to indemnify shall be governed solely by Section 9 hereof, in the event Seller breaches (x) any of its representations and warranties contained in Sections 6, 7 and 10 of this Agreement or (y) any of its covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 16(a) above, provided that Purchaser makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify Purchaser from and against any Adverse Consequences Purchaser may suffer which are caused proximately by the breach; provided, however, that Seller shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences caused by the breach of any representation or warranty of Seller contained in Sections 6 , 7 or 10 above and any loss otherwise indemnifiable under
                  Section 9 of this Agreement (A) until Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a $1 million aggregate deductible (after which point Seller will be obligated only to indemnify Purchaser from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences Purchaser has suffered by reason of all such breaches exceeds the Purchase Price (after which point Seller will have no obligation to indemnify Purchaser from and against further such Adverse Consequences). Notwithstanding anything to the contrary in this Agreement, Seller will have no liability or obligation to Purchaser pursuant to this Section 16(b) or otherwise for any Adverse Consequences arising out of any breach of any representation or warranty made in this Agreement if disclosed in writing at or prior to the Closing.

                         (ii) In the  event  Purchaser  breaches  (x) any of its
                  representations and warranties contained in Sections 8 or 10 of this Agreement or (y) any of its covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 16(a) above, provided that Seller makes a written claim for indemnification against Purchaser within such survival period, then Purchaser agrees to indemnify Seller from and against any Adverse Consequences Seller may suffer which are caused proximately by the breach; provided, however, that Purchaser shall not have any obligation to indemnify Seller from and against any Adverse Consequences caused by the breach of any representation or warranty of Purchaser contained in Sections 8 or 10 above (A) until Seller has suffered Adverse Consequences by reason of all such breaches in excess of a $1 million aggregate deductible (after which point Purchaser will be obligated only to indemnify Seller from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences Seller has suffered by reason of all such breaches exceeds the Purchase Price (after which point Purchaser will have no obligation to indemnify Seller from and against further such Adverse Consequences). Notwithstanding anything to the contrary in this Agreement, Purchaser will have no liability or obligation to Seller pursuant to Section 16(b) or otherwise for any Adverse Consequences arising out of any breach by Purchaser of any representation or warranty made in this Agreement if disclosed in writing at or prior to the Closing.

                           (iii) Except in the case of any Tax Claim which shall
                  be governed by Section 9(g) of this Agreement, if any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 16(b), then the Indemnified Party shall promptly (and in any event within five
                  (5) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such delay.

                           (iv) The  Indemnifying  Party  shall  have the right,
                  exercisable by giving notice to the Indemnified Party not later than thirty (30) days after receipt of the notice described in (iii) above, to assume the control of the defense, compromise or settlement of the Third Party Claim.

                           (v) Upon the assumption of control by the Indemnifying Party as aforesaid, the Indemnifying Party shall, at its expense, diligently proceed with the defense, compromise or settlement of the Third Party Claim at the Indemnifying Party's sole expense, including employment of counsel, and in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under Indemnified Party's control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defense, provided always that the Indemnified Party shall be entitled to reasonable security from the Indemnifying Party for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation.

                           (vi) The final  determination of any such Third Party
                  Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnifying Party hereunder.

                           (vii) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in clause (iv) hereof or in the event the Indemnifying Party declines to undertake the defense of any Third Party Claim, action or proceeding when first notified thereof, the Indemnified Party shall keep the Indemnifying Party advised as to the current status and progress thereof. The Indemnified Party agrees not to make any offer of settlement without first having provided five (5) days advance written notice thereof to the Indemnifying Party. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

                           (viii) In the event the Indemnifying Party undertakes
                  the defense of any such claim, action or proceeding, the Indemnified Party shall nevertheless be entitled to participate in (but not direct) the defense thereof with counsel of its own choice and at its own expense, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof; provided, however, that any decision to settle any such claim, action or proceeding shall be at the Indemnifying Party's sole discretion. From and after delivery of the notice referred to in clause (iii) above, the Indemnifying Party shall be relieved of the obligation to reimburse the Indemnified Party for any other legal, accounting or other out-of-pocket costs and expenses thereafter incurred by the Indemnified Party with respect to the defense of such claim, action or proceeding notwithstanding any participation by the Indemnified Party therein.

                           (ix) If the Indemnified Party  subsequently  recovers
                  all or part of the Third Party Claim from any other person legally obligated to pay the claim, the Indemnified Party shall forthwith repay to the Indemnifying Party the amounts recovered up to an amount not exceeding the payment made by the Indemnifying Party to the Indemnified Party by way of indemnity.

                  (c) Mitigation. In the event that any Party suffers damage or loss in respect of which it has or makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

                  (d) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Section 16. All indemnification payments under Section 9 hereof or under this Section 16 shall be deemed adjustments to the Purchase Price.

                  (e) Exclusive Remedy. Each Party, on behalf of itself and its Affiliates (and its partners, officers, directors and employees), hereby acknowledges and agrees that the sole and exclusive remedy with respect to any and all claims against the other Party and its Affiliates relating to the acquisition of Target and the Business or any other issue relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions contained in Section 9 hereof and this
         Section 16. Purchaser, on behalf of itself and its Affiliates (and its partners, officers, directors and employees), hereby (i) waives and releases the Seller and its Affiliates (and their shareholders, officers, directors and employees) from any statutory or other rights of contribution or indemnity (except as set forth in this Section 16) with respect to the transactions contemplated hereby and the ownership of the Business and Target and (ii) waives and releases all rights of subrogation with respect to claims relating thereto. Notwithstanding the foregoing, each party shall have the right to pursue remedies against the other Party outside of this Section 16 to enforce covenants of such other party contained in the Transition Services Agreement, the Target Quota Share Reinsurance Agreement, the Seller Quota Share Reinsurance Agreement and the Loss Portfolio Transfer Agreement.

         Section 17. Press Releases. Each of the Parties to this Agreement hereby agrees with each other Party that no press release or similar public announcement or communication will be made or caused to be made prior to the Closing concerning the execution or performance of this Agreement or the transactions contemplated hereunder unless specifically approved in advance by the other Party. It is understood and agreed that no Party hereto shall disclose any facts or information with respect to this Agreement and the transactions contemplated herein prior to the Closing, except disclosures to insurance regulatory authorities, other governmental authorities, Seller's or Purchaser's representatives (in which case the disclosing Party shall use its reasonable best efforts to consult with the other Party before making the disclosure and to allow the other Party to review the text of the disclosure before it is made).

         Section 18. Expenses. Each of the Parties shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby. Purchaser shall be responsible for paying all filing fees in connection with any H-S-R Act filing required to consummate this transaction. Seller shall be required to pay and shall indemnify Purchaser and Target against all transfer taxes payable in connection with the transfer of the Acquired Assets and the Shares hereunder

         Section 19. Cooperation Clause. Each Party agrees to execute and deliver, or cause to be executed and delivered, at or after the Closing, such additional or further transfers, assignments, resolutions, endorsements, power of attorney, and other instruments or documents as may reasonably be requested by the other for the purpose of carrying out the intentions of the Parties hereto. Any reasonable out-of-pocket expense associated with preparing or obtaining the requested material shall be borne by the requesting Party. Each Party agrees to cooperate with the other in effecting the transactions contemplated hereunder.

         Section 20. Waiver of Covenants and Conditions. At any time prior to the Closing Date or at the Closing, any Party hereto may waive compliance by a written instrument in any particular instance with any covenant or condition by, or breach of any representation or warranty by, any other Party hereto. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such term, provision or condition.

         Section 21. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time hand delivered, mailed, certified mail-return receipt requested, or telefaxed, with hard copy mailed first class, postage prepaid, to the parties at the following addresses:

         (a)      if to Seller, to:

                                            TIG Holdings, Inc.
                         65 East 55th Street, 28th Floor
                            New York, New York 10022

                  Attention:                Peter M. Acton
                                            Telephone:  (212) 446-2705
                                            Facsimile:  (212) 371-8574

         In the case of any notices, requests, demands, claims and other communications relating to any Tax matters covered described in Section 9 hereof,

                  an additional copy to:

                                            Cynthia D. Crandall
                                            Vice President and Director of Tax
                                            TIG Insurance Company
                                            5205 North O'Connor Blvd.
                                            Irving, TX 75039

                  with a copy to:

                                            Willkie Farr & Gallagher
                                            One Citicorp Center
                                            153 East 53rd Street
                                            New York, New York  10022

                  Attention:                Michael G. Marks
                                            Telephone:  (212) 821-8000
                                            Facsimile:  (212) 821-8111

         (b)      if to Purchaser, to:

                                            Nationwide Mutual Insurance Company
                                            One Nationwide Plaza
                                            Columbus, Ohio 43215

                  Attention:                David A. Diamond
                                            Vice President-Enterprise Controller
                                            Telephone: 614-249-4462
                                            Facsimile: 614-249-3003
                  and:

                                            Office of General Counsel
                                            Mark B. Koogler
                                            Vice President and
                                            Associate General Counsel
                                            Telephone:  614-249-4649
                                            Facsimile:  614-249-2418

 or to any such other address as designated in writing by the appropriate party.



Section 22. Assignment. None of the rights or obligations of any party hereto may be assigned or delegated in whole or in part without the consent in writing of the other party hereto.

Section 23. Entire Agreement; Construction. This Agreement and the Exhibits, Disclosure Schedule and Purchaser Disclosure Schedule attached hereto embody the entire agreement and understanding between Seller and Purchaser with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         This Agreement may be amended only by a writing signed by all parties hereto.

         Section 24. Representations and Warranties; Disclosure Schedule. Neither the specification of any dollar amount in the representations and warranties set forth in Sections 6, 7, 8 and 10 nor the indemnification provisions of Section 16 nor the inclusion of any items in the Disclosure Schedule or the Purchaser Disclosure Schedule to this Agreement will be deemed to constitute an admission by Seller or Purchaser, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in any section of the Disclosure Schedule or the Purchaser Disclosure Schedule to this Agreement are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each of the other sections of the Disclosure Schedule or the Purchaser Disclosure Schedule to this Agreement to which they may be relevant. For purposes of this Agreement, the determination as to whether any item, event, circumstance or amount is "material" shall be made with reference to the Business and Target, taken as a whole. Purchaser acknowledges and agrees that the failure of the Independent Agents to continue to write Business prior to, at or after Closing shall not constitute a Material Adverse Effect, material adverse change or a material event for any purpose under this Agreement.

         Section 25. No Agreement until signed by all Parties. Nothing in this document will constitute an offer capable of acceptance or an agreement of any kind until this document is executed and delivered by each of the Parties.

         Section 26. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles and shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly entered into as of the date first above written.



                                            PURCHASER:
                                            NATIONWIDE MUTUAL INSURANCE COMPANY


                                            By:      /s/ Mark B. Koogler
                                            Name:    Mark B Koogler
                                            Title:   Vice President and
                                                     Associate General Counsel





                                            SELLER:
                                            TIG INSURANCE COMPANY



                                            By:      /s/ William H. Huff
                                            Name:    William H. Huff, III
                                            Title:   Senior Vice President and
                                                     General Counsel